Exhibit 99

1. Name and Address of Reporting Person:

   Time Warner Inc.

   One Time Warner Center

   New York, New York 10019

2. Issuer Name and Ticker or Trading Symbol:

   Central European Media Enterprises Ltd. (CETV)

3. Statement for Month/Day/Year

     April 25, 2018

This Form 4 is being filed on behalf of Time Warner Inc.

("Time Warner"), TW Media Holdings LLC ("TW LLC"), whose interests are held by Time Warner and a subsidiary of Time Warner, and Time

Warner Media Holdings B.V., a wholly owned subsidiary of TW LLC (collectively,the "Reporting Person"). The designated filer of this

Form 4 is Time Warner.  The Reporting Person's address is One Time

Warner Center, New York, NY 10019.

TW Media Holdings LLC

By:      /s/ Brenda C. Karickhoff

     Brenda C. Karickhoff

Its:     Senior Vice President

Time Warner Media Holdings B.V.

By:      /s/ Stephen N. Kapner

     Stephen N. Kapner

Its:     Director